Exhibit 99.1

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NYSE Euronext Announces First Quarter 2013 Financial Results

— First Quarter GAAP Diluted EPS of $0.52 vs. $0.34 in Prior Year —

— Non-GAAP Diluted EPS of $0.57, Up 21% Excluding Merger Expenses, Exit Costs and Discrete Items —

— Global Leader in IPOs Year-to-Date; Share of Tech IPOs at 75% —

— Cumulative $147 Million in Project 14 Cost Savings Achieved; 59% of $250 Million Project 14 Goal —

— Shareholder Vote for ICE Transaction Scheduled for June 3; Integration Planning Well Underway —

Financial and Operating Highlights1, 2, 3

•	Diluted EPS of $0.57, up 21% compared to 1Q12; Up 33% from 4Q12

•	Net revenue of $600 million in-line with 1Q12; Up 7% from 4Q12

•	Fixed operating expenses of $380 million, down 8% on constant dollar / portfolio basis vs. 1Q12

•	Operating income of $220 million, up 12% compared to 1Q12; Up 27% from 4Q12

•	Debt-to-EBITDA ratio 2.3 times, down from 2.5 times at end of 2012; Cash balances up $147 million

•	Board declares second quarter 2013 cash dividend of $0.30 per share

[1]	All comparisons versus 1Q12 unless otherwise stated. Excludes merger expenses, exit costs, charge for fair value adjustment to RSU awards and discrete tax items.
[2]	A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See also our statement on non-GAAP financial measures at the end of this earnings release.
[3]	Cash balances include cash, cash equivalents and short term financial investments.

NEW YORK – April 30, 2013 – NYSE Euronext (NYX) today reported net income of $126 million, or $0.52 per diluted share, for the first quarter of 2013, compared to net income of $87 million, or $0.34 per diluted share, for the first quarter of 2012. Results for the first quarter of 2013 and 2012 include $8 million and $31 million, respectively, of pre-tax merger expenses and exit costs. Additionally, the results for the first quarter of 2013 include a $10 million pre-tax charge for fair value adjustment to restricted stock unit (RSU) awards resulting from a shift to liability-settled accounting and the subsequent increase in our stock price. Following shareholder approval of the amended stock incentive plan on April 25, 2013, outstanding RSU awards are once again fixed in value under equity-settled accounting. As a result, equity compensation costs in the second quarter of 2013 will decline by $10 million. Excluding merger expenses, exit costs, the stock-based compensation charge and discrete tax items, net income in the first quarter of 2013 was $139 million, or $0.57 per diluted share, compared to $121 million, or $0.47 per diluted share, in the first quarter of 2012.

“Our first quarter results reflected improved trading volumes in our European Derivatives franchise and the benefit of the actions we have taken to strengthen the fundamental earnings power of the Company over the past year,” said Duncan L. Niederauer, CEO, NYSE Euronext. “At the same time, we are moving forward with the requisite approvals and integration planning for the proposed combination with Intercontinental Exchange. The Hart-Scott Rodino waiting period expired in February, we are actively engaged with our regulators in Europe to move all appropriate approvals forward, and we look forward to our respective shareholder votes on the acquisition in early June.”

The table below summarizes the financial results1 for the first quarter of 2013:

				% Δ 1Q13
($ in millions, except EPS)	1Q13	4Q12	1Q12	vs. 1Q12
Total Revenues[2]	$963	$909	$952	1%

Total Revenues, Less Transaction-Based Expenses[3]	600	562	601	(0%)
Other Operating Expenses [4]	380	389	405	(6%)

Operating Income [4]	$220	$173	$196	12%
Net Income[5]	$139	$106	$121	15%
Diluted Earnings Per Share[5]	$0.57	$0.43	$0.47	21%

Operating Margin	37%	31%	33%	4 ppts
Adjusted EBITDA Margin	47%	42%	44%	3 ppts

[1]	A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See also our statement on non-GAAP financial measures at the end of this earnings release.
[2]	Includes activity assessment fees.
[3]	Transaction-based expenses include Section 31 fees, liquidity payments and routing & clearing fees.
[4]	Excludes merger expenses, exit costs and charge for fair value adjustment to RSU awards.
[5]	Excludes merger expenses, exit costs, charge for fair value adjustment to RSU awards, debt refinancing costs and discrete tax items.

“Disciplined cost and capital management drove a rebound in earnings, both year-over-year and quarter-over-quarter. We repurchased 17 million shares in 2012 and recorded recurring first quarter operating expenses of $380 million, the lowest level since the merger with Euronext,” commented Michael S. Geltzeiler, Group Executive Vice President and CFO, NYSE Euronext. “Based on our first quarter results and anticipated further cost savings, such as our move into ICE Clear Europe in the second half of 2013, we are on target to surpass our full-year 2013 cost guidance target of $1,525 million.”

FIRST QUARTER 2013 CONSOLIDATED RESULTS

Total revenues, less transaction-based expenses, which include Section 31 fees, liquidity payments and routing and clearing fees (net revenue), were $600 million in the first quarter of 2013, in-line with the first quarter of 2012 and included a $1 million negative impact from foreign currency fluctuations. A $13 million year-over-year increase in net trading revenue from higher trading volumes was offset by lower market data and technology services revenue.

Other operating expenses, excluding merger expenses, exit costs and a $10 million pre-tax charge for fair value adjustment to RSU awards, were $380 million in the first quarter of 2013, down $25 million, or 6% compared to the first quarter of 2012. Excluding the impact of new business initiatives and a $1 million positive impact attributable to foreign currency fluctuations, other operating expenses were down $33 million, or 8%, compared to the first quarter of 2012.

Cumulative Project 14 savings through the first quarter of 2013 were $147 million, which represents 59% of the total $250 million expected to be saved by the end of 2014.

Operating income, excluding merger expenses, exit costs and charge for fair value adjustment to RSU awards, was $220 million, up $24 million, or 12% compared to the first quarter of 2012.

Adjusted EBITDA, excluding merger expenses, exit costs and charge for fair value adjustment to RSU awards, was $282 million, up $20 million, or 8% compared to the first quarter of 2012. Adjusted EBITDA margin was 47% in the first quarter of 2013, compared to 44% in the first quarter of 2012.

Loss from associates is primarily related to New York Portfolio Clearing. Net (income) loss attributable to non-controlling interest consists primarily of net income attributable to NYSE Amex Options which was partially offset by the net loss attributable to NYSE Liffe U.S.

The effective tax rate for the first quarter 2013, excluding merger expenses, exit costs, charge for fair value adjustment to RSU awards and discrete tax items, was 24% compared to approximately 25% for the first quarter 2012.

The weighted average diluted shares outstanding in the first quarter of 2013 was 244 million, down from 259 million in first quarter of 2012.

At March 31, 2013, total debt was $2.5 billion. Total debt includes $0.4 billion remaining from the 4.8% June 2013 notes which we expect to retire in the second quarter of 2013. Cash, cash equivalents and short term financial investments (including $76 million related to Section 31 fees collected from market participants and due to the SEC) were $0.5 billion, an increase of $147 million, and net debt was $2.0 billion at the end of the first quarter of 2013. The ratio of debt-to-EBITDA at the end of the first quarter of 2013 was 2.3, down from 2.5 at the end of 2012.

Total capital expenditures were $27 million in the first quarter of 2013, down from $43 million in the first quarter of 2012.

The Board of Directors declared a cash dividend of $0.30 per share for the second quarter of 2013. The second quarter 2013 dividend is payable on June 28, 2013 to shareholders of record as of the close of business on June 14, 2013. The anticipated ex-date will be June 12, 2013.

The Company also set June 3, 2013 as the date of the special stockholder meeting to consider the ICE transaction with a record date of April 26, 2013.

FIRST QUARTER 2013 SEGMENT RESULTS

Below is a summary of business segment results:

	Derivatives			Cash Trading & Listings			Info. Svcs. & Tech. Solutions
($ in millions)	Net Revenue[1]	Operating Income[2]	Adjusted EBITDA[2]	Net Revenue[1]	Operating Income[2]	Adjusted EBITDA[2]	Revenue	Operating Income[2]	Adjusted EBITDA[2]
1Q13	$201	$104	$113	$287	$114	$154	$112	$25	$38
4Q12	$160	$63	$72	$282	$100	$141	$120	$35	$49
1Q12	$176	$79	$89	$304	$119	$161	$121	$28	$42

[1]	Net revenue defined as total revenues less transaction-based expenses including Section 31 fees, liquidity payments and routing & clearing fees.
[2]	Excludes merger expenses and exit costs.

DERIVATIVES

Derivatives net revenue of $201 million in the first quarter of 2013 increased $25 million, or 14% compared to the first quarter of 2012 and included a $2 million negative impact from foreign currency fluctuations. The $27 million increase in derivatives net revenue, on a constant currency basis, compared to the first quarter of 2012, was driven by higher average daily trading volumes. Highlights for the first quarter of 2013 included:

•	Global derivatives ADV in the first quarter of 2013 of 8.8 million contracts increased 17% compared to the first quarter of 2012 and increased 16% compared to fourth quarter of 2012 levels.

•

NYSE Euronext European derivatives products ADV of 4.5 million contracts in the first quarter of 2013 increased 36% compared to the first quarter of 2012 and increased 28% from fourth quarter of 2012 levels. Excluding Bclear, European derivatives products ADV in the first quarter of 2013 increased 37% compared to the first quarter of 2012 and increased 55% from the fourth quarter of 2012.

•

U.S. equity options ADV in the first quarter of 2013 increased 3% to 4.2 million contracts compared to the first quarter of 2012 and increased 6% from the fourth quarter of 2012. U.S. consolidated equity options ADV of 15.0 million contracts decreased 6% compared to the first quarter of 2012 and increased 5% from the fourth quarter of 2012. NYSE Euronext’s U.S. equity options exchanges accounted for 28% of total consolidated U.S. equity options trading in the first quarter of 2013, up from 26% in the first quarter of 2012, and in-line with the fourth quarter of 2012.

•

NYSE Liffe welcomed Marigold International Securities Ltd. and Gold Mountain Futures Ltd. from China and Concord Futures Corp from Taiwan as members of NYSE Liffe’s London and Paris markets. NYSE Liffe now has 11 direct members from Asia.

•

NYSE Liffe extended the first of its suite of derivatives based on MSCI indices to the London central order book. NYSE Liffe’s MSCI Europe Net Total Return Index futures contract was first introduced on the Bclear service in October 2011 to provide institutional investors with a means of optimizing exposure to the MSCI Europe Index within an exchange cleared environment.

•

NYSE Liffe signed a license agreement with The Egyptian Exchange (EGX) to list the EGX 30 index. This signed agreement will enable NYSE Liffe to work with market participants to develop and launch a futures contract based on the EGX 30 index.

•

NYSE Euronext launched mini options contracts on NYSE Arca and NYSE Amex Options in five actively traded securities and exchange-traded funds. For the first time, NYSE Arca and NYSE Amex Options customers are now able to trade mini options with 10 share deliverables as opposed to the standard 100 deliverable contracts.

CASH TRADING AND LISTINGS

Cash Trading and Listings net revenue of $287 million in the first quarter of 2013 decreased $17 million, or 6% compared to the first quarter of 2012 and included a $1 million positive impact from foreign currency fluctuations. The $18 million decrease in net revenue, on a constant currency basis, compared to the first quarter of 2012 was primarily driven by lower average daily trading volumes. Highlights for the first quarter of 2013 included:

•

European cash ADV of 1.4 million transactions in the first quarter of 2013 decreased 13% from 1.6 million transactions in the first quarter of 2012, but increased 17% from fourth quarter of 2012 levels. European cash market share (value traded) in NYSE Euronext’s four core markets was 65% in the first quarter of 2013, in-line with 65% in the first quarter of 2012 and down from 66% in the fourth quarter of 2012.

•

In the U.S., cash trading ADV in the first quarter of 2013 decreased 13% to 1.5 billion shares from 1.8 billion shares in the first quarter of 2012 and was in-line with the fourth quarter of 2012. Tape A matched market share was 30% in the first quarter of 2013, down from the 31% recorded both in the first quarter of 2012 and the fourth quarter of 2012. Trading off-exchange, as reported by Trade Reporting Facilities (“TRF”), increased to 36% of overall consolidated average daily volume in the first quarter of 2013 from 34% in the first quarter of 2012.

•

NYSE Euronext ranked #1 globally in initial public offerings (IPOs) and follow-ons globally in the first quarter of 2013. NYSE Euronext raised $12.1 billion in total global proceeds on 26 IPOs and $48.3 billion in total global proceeds on 140 follow-ons. In the U.S., NYSE Euronext led the market with 17 IPOs (excluding closed-end funds) and has steadily captured share in technology-based IPOs. NYSE Euronext has listed 75% of the technology IPOs in the U.S., through March 2013, including Silver Spring Networks Inc., Model N Inc., and Marin Software Inc.

•

In the first quarter of 2013, NYSE Euronext welcomed 6 companies on its European markets. Key listings included: OCI N.V., a leading global fertilizer producer listed on NYSE Euronext in Amsterdam; Infosys, the first company to be admitted to trading on NYSE Euronext in London, Paris and New York and Eli Lilly, a leading global pharmaceutical company listed on NYSE Euronext Paris. Delta Lloyd, a leading financial services provider, cross-listed on NYSE Euronext in Brussels to complement its listing on NYSE Euronext in Amsterdam.

•

NYSE Governance Services and Marsh announced a strategic alliance to provide directors and officers with enhanced governance, risk and compliance resources. Together, they will provide directors and officers with unrivaled advisory services and resources they need to make informed decisions on compliance-related trends and issues. In the first of what will be several new joint offerings, the organizations have launched the Board Compliance Oversight and Governance Diagnostic.

•	NYSE Euronext celebrated 30 years of the AEX-Index®. The AEX® was introduced on March 4, 1983, and was the first national blue chip index in Europe.

INFORMATION SERVICES AND TECHNOLOGY SOLUTIONS

Information Services and Technology Solutions revenue was $112 million in the first quarter of 2013, a decrease of $9 million, or 7% compared to the first quarter of 2012. The $9 million decrease was primarily due to the decline in the number of large, one-time managed services sales. However, new market data initiatives are on track to build in the second quarter of 2013. Highlights for the first quarter of 2013 included:

•

NYSE Technologies welcomed brokers Everbright Securities and GF Securities to Marketplace™, a leading, fully managed FIX-based trading community. NYSE Technologies’ Marketplace™ solution connects brokers to approximately 700 buy-side firms in more than 40 countries and is supported by the industry’s most experienced FIX specialists. In addition to being linked to hundreds of global buy-side firms who are potential investors in the Chinese market, through MarketplaceTM and the NYSE Technologies’ FIX order routing technology, Everbright Securities and GF Securities will now be able to receive orders from Qualified Foreign Institutional Investors for the A and B Chinese share markets.

•

Social Market Analytics (SMA) and NYSE Technologies announced an agreement to distribute sentiment statistics from SMA’s patent-pending social media monitoring engine through NYSE Technologies SFTI Network, and its normalized market data service, SuperFeed. As part of the agreement, subscribing customers can access data from SMA’s social media monitoring engine. SMA’s engine extracts, evaluates and calculates data in real-time to attempt to generate directional and volatility indications on individual stocks, ETFs, sectors, and indices by measuring the level and quality of social media interactions on social media sources relative to historical levels.

•

NYSE Euronext completed its resource transfer from Fixasia Technologies Inc., to a newly created subsidiary, NYSE Philippines Inc. The new subsidiary will operate as a regional technology hub based in Manila. This enables NYSE Technologies to efficiently expand and rapidly diversify its Asia business while enhancing its 24x7 global support model and adding the unique expertise of the Fixasia team.

# # #

The accompanying tables include information integral to assessing the Company’s financial performance.

Analyst/Investor/Media Call: April 30, 2013 at 8:00 a.m. (NY/ET) / 2:00 p.m. (Paris/CET)

A presentation and live audio webcast of the first quarter 2013 earnings conference call will be available on the Investor Relations section of NYSE Euronext’s website, http://www.nyseeuronext.com/ir. Those wishing to listen to the live conference via telephone should dial-in at least ten minutes before the call begins. An audio replay of the conference call will be available approximately one hour after the call on the Investor Relations section of NYSE Euronext’s website, http://www.nyseeuronext.com/ir or by dial-in beginning approximately two hours following the conclusion of the live call.

Live Dial-in Information:

United States: 800.901.5241

International: 617.786.2963

Passcode: 49326779

Replay Dial-in Information:

United States: 888.286.8010

International: 617.801.6888

Passcode: 38551192

Non-GAAP Financial Measures

To supplement NYSE Euronext’s consolidated financial statements prepared in accordance with GAAP and to better reflect period-over-period comparisons, NYSE Euronext uses non-GAAP financial measures of performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure, calculated and presented in accordance with GAAP. Non-GAAP financial measures do not replace and are not superior to the presentation of GAAP financial results, but are provided to (i) present the effects of certain merger expenses, exit costs, disposal activities, the BlueNext tax settlement, debt refinancing costs, charge for fair value adjustment to RSU awards and discrete tax items, and (ii) improve overall understanding of NYSE Euronext’s current financial performance and its prospects for the future. Specifically, NYSE Euronext believes the non-GAAP financial results provide useful information to both management and investors regarding certain additional financial and business trends relating to financial condition and operating results. In addition, management uses these measures for reviewing financial results and evaluating financial performance. The non-GAAP adjustments for all periods presented are based upon information and assumptions available as of the date of this release.

About NYSE Euronext

NYSE Euronext (NYX) is a leading global operator of financial markets and provider of innovative trading technologies. The company’s exchanges in Europe and the United States trade equities, futures, options, fixed-income and exchange-traded products. With approximately 8,000 listed issues (excluding European Structured Products), NYSE Euronext’s equities markets - the New York Stock Exchange, NYSE Euronext, NYSE MKT, NYSE Alternext and NYSE Arca - represent one-third of the world’s equities trading, the most liquidity of any global exchange group. NYSE Euronext also operates NYSE Liffe, one of the leading European derivatives businesses and the world’s second-largest derivatives business by value of trading. The company offers comprehensive commercial technology, connectivity and market data products and services through NYSE Technologies. NYSE Euronext is in the S&P 500 index. For more information, please visit: http://www.nyx.com.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This communication contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should carefully read forward-looking statements, including statements that contain these words, because they discuss our future expectations or state other “forward-looking” information. Forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. ICE and NYSE Euronext caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

Forward-looking statements include, but are not limited to, statements about the benefits of the proposed merger involving ICE and NYSE Euronext, including future financial results, ICE’s and NYSE Euronext’s plans, objectives, expectations and intentions, the expected timing of completion of the transaction and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in ICE’s and NYSE Euronext’s filings with the U.S. Securities and Exchange Commission (the “SEC”). These risks and uncertainties include, without limitation, the following: the inability to close the merger in a timely manner; the inability to complete the merger due to the failure of NYSE Euronext stockholders to adopt the merger agreement or the failure of ICE stockholders to approve the issuance of ICE common stock in connection with the merger; the failure to satisfy other conditions to completion of the merger, including receipt of required regulatory and other approvals; the failure of the proposed transaction to close for any other reason; the possibility that any of the anticipated benefits of the proposed transaction will not be realized; the risk that integration of NYSE Euronext’s operations with those of ICE will be materially delayed or will be more costly or difficult than expected; the challenges of integrating and retaining key employees; the effect of the announcement of the transaction on ICE’s, NYSE Euronext’s or the combined company’s respective business relationships, operating results and business generally; the possibility that the anticipated synergies and cost savings of the merger will not be realized, or will not be realized within the expected time period; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; general competitive, economic, political and market conditions and fluctuations; actions taken or conditions imposed by the United States and foreign governments or regulatory authorities; and adverse outcomes of pending or threatened litigation or government investigations. In addition, you should carefully consider the risks and uncertainties and other factors that may affect future results of the combined company, as are described in the section entitled “Risk Factors” in the joint proxy statement/prospectus filed by ICE with the SEC, and as described in ICE’s and NYSE Euronext’s respective filings with the SEC that are available on the SEC’s web site located at www.sec.gov, including the sections entitled “Risk Factors” in ICE’s Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on February 6, 2013, and “Risk Factors” in NYSE Euronext’s Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on February 26, 2013. You should not place undue reliance on forward-looking statements, which speak only as of the date of this written communication. Except for any obligations to disclose material information under the Federal securities laws, neither ICE nor NYSE Euronext undertakes any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this written communication.

IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, ICE has filed with the SEC a registration statement on Form S-4, which includes a joint proxy statement/prospectus with respect to the proposed acquisition of NYSE Euronext. The final joint proxy statement/prospectus will be delivered to the stockholders of ICE and NYSE Euronext. INVESTORS AND SECURITY HOLDERS OF BOTH ICE AND NYSE EURONEXT ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION CAREFULLY AND IN ITS ENTIRETY, INCLUDING ANY DOCUMENTS PREVIOUSLY FILED WITH THE SEC AND INCORPORATED BY REFERENCE INTO THE JOINT PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING ICE, NYSE EURONEXT AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about ICE and NYSE Euronext, without charge, at the SEC’s website at http://www.sec.gov. Investors may also obtain these documents, without charge, from ICE’s website at http://www.theice.com and from NYSE Euronext’s website at http://www.nyx.com

PARTICIPANTS IN THE MERGER SOLICITATION

ICE, NYSE Euronext and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement.

You can find information about ICE and ICE’s directors and executive officers in ICE’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on February 6, 2013, and ICE’s proxy statement for its 2013 annual meeting of stockholders, as filed with the SEC on March 28, 2013.

You can find information about NYSE Euronext and NYSE Euronext’s directors and executive officers in NYSE Euronext’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on February 26, 2013, and NYSE Euronext’s proxy statement for its 2013 annual meeting of stockholders, filed with the SEC on March 22, 2013.

Additional information about the interests of potential participants will be included in the joint proxy statement/prospectuses, when it becomes available, and the other relevant documents filed by ICE and NYSE Euronext with the SEC.

NYSE Euronext

Condensed consolidated statements of income (unaudited)

(in millions, except per share data)

	Three months ended
	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012

Revenues
Transaction and clearing fees	$634	$565	$609
Market data	83	85	91
Listing	110	114	110
Technology services	80	87	86
Other revenues	56	58	56

Total revenues	963	909	952
Transaction-based expenses:
Section 31 fees	75	75	66
Liquidity payments, routing and clearing	288	272	285

Total revenues, less transaction-based expenses	600	562	601

Other operating expenses
Compensation	161	144	160
Depreciation and amortization	62	64	66
Systems and communications	43	43	45
Professional services	69	81	73
Selling, general and administrative	55	60	61
Merger expenses and exit costs	8	73	31

Total other operating expenses	398	465	436

Operating income	202	97	165
Net interest and investment income (loss)	(27)	(52)	(28)
Loss from associates	(2)	(3)	(1)
Other income (loss)	(1)	3	—

Income before income taxes	172	45	136
Income tax (provision) benefit	(41)	(14)	(45)

Net income	131	31	91
Net (income) loss attributable to noncontrolling interest	(5)	(3)	(4)

Net income attributable to NYSE Euronext	$126	$28	$87

Basic earnings per share attributable to NYSE Euronext	$0.52	$0.12	$0.34
Diluted earnings per share attributable to NYSE Euronext	$0.52	$0.12	$0.34

Basic weighted average shares outstanding	243	243	258
Diluted weighted average shares outstanding	244	244	259

We use non-GAAP financial measures of operating performance. Non-GAAP measures do not replace and are not superior to the presentation of our GAAP financial results but are provided to improve overall understanding of our current financial performance and our prospects for the future.

	Three months ended
Non-GAAP Reconciliation	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012
Income (loss) before income taxes - GAAP	$172	$45	$136
Excluding:
Debt refinancing costs	—	24	—
Fair value adjustment to RSU awards	10	3	—
Merger expenses and exit costs	8	73	31

Income before income taxes - as adjusted	190	145	167
Income tax provision	(46)	(36)	(42)

Net income - as adjusted	144	109	125
Net (income) loss attributable to noncontrolling interest	(5)	(3)	(4)

Net income attributable to NYSE Euronext - as adjusted	$139	$106	$121

Diluted earnings per share attributable to NYSE Euronext	$0.57	$0.43	$0.47

NYSE Euronext

Segment Results (unaudited)

(in millions)

		Three months ended					Three months ended
		March 31, 2013					March 31, 2012
		Derivatives	Cash Trading and Listings	Information Services and Technology Solutions	Corporate and Eliminations	Consolidated	Derivatives	Cash Trading and Listings	Information Services and Technology Solutions	Corporate and Eliminations	Consolidated
Revenues
Transaction and clearing fees		$271	$363	$—	$—	$634	$206	$403	$—	$—	$609
Market data		10	41	32	—	83	11	45	35	—	91
Listing		—	110	—	—	110	—	110	—	—	110
Technology services		—	—	80	—	80	—	—	86	—	86
Other revenues		12	44	—	—	56	12	44	—	—	56

Total revenues		293	558	112	—	963	229	602	121	—	952
Transaction-based expenses:
Section 31 fees		—	75	—	—	75	—	66	—	—	66
Liquidity payments, routing and clearing		92	196	—	—	288	53	232	—	—	285

Total revenues, less transaction-based expenses		201	287	112	—	600	176	304	121	—	601
Depreciation and amortization	[a]	9	40	13	—	62	10	42	14	—	66
Merger expenses and exit costs (M&E)	[b]	2	4	3	(1)	8	1	6	6	18	31
Fair value adjustment to RSU awards	[c]	—	—	—	10	10	—	—	—	—	—
Other operating expenses		88	133	74	23	318	87	143	79	30	339

Operating income - GAAP	[d]	$102	$110	$22	$(32)	$202	$78	$113	$22	$(48)	$165

Operating income excluding M&E and fair value adjustment to RSU awards	[d] + [c] + [b]	$104	$114	$25	$(23)	$220	$79	$119	$28	$(30)	$196

Adjusted EBITDA	[d] + [c] + [b] + [a]	$113	$154	$38	$(23)	$282	$89	$161	$42	$(30)	$262

Operating margin excluding M&E and fair value adjustment to RSU awards		52%	40%	22%	N/M	37%	45%	39%	23%	N/M	33%
Adjusted EBITDA margin		56%	54%	34%	N/M	47%	51%	53%	35%	N/M	44%

N/M = Not meaningful	We use non-GAAP financial measures of operating performance. Non-GAAP measures do not replace and are not superior to the presentation of our GAAP financial results but are provided to improve overall understanding of our current financial performance and our prospects for the future.

NYSE Euronext

Fixed operating expenses (unaudited)

(in millions)

Expense Base Development on a Constant $ / Constant Portfolio Basis

Fixed operating expenses for the three months ended March 31, 2013 - GAAP	$398
Less:
Fair value adjustment to RSU awards	$(10)
Merger expenses and exit costs	(8)

	$380
Excluding the impact of:
Currency translation	1
New business initiatives	(9)

Fixed operating expenses for the three months ended March 31, 2013 - as adjusted	$372	[a]

Fixed operating expenses for the three months ended March 31, 2012 - GAAP	$436
Less:
Merger expenses and exit costs	(31)

Fixed operating expenses for the three months ended March 31, 2012 - as adjusted	$405	[b]

Variance ($)	$(33)	[a] - [b] = [c]

Variance (%)	–8%	[c] / [b]

Expense Base Development Versus Project 14 Cost Savings Plan

Fixed operating expenses for the three months ended March 31, 2013 - GAAP	$398
Fixed operating expenses for the nine months ended December 31, 2012 - GAAP	1,279

Fixed operating expenses for the trailing twelve months ended March 31, 2013 - GAAP	$1,677
Less:
Fair value adjustment to RSU awards	$(13)
Merger expenses and exit costs	(111)

	$1,553
Excluding the impact of:
New business initiatives	(49)
Currency translation(1)	15

Fixed operating expenses for the trailing twelve months ended March 31, 2013 - as adjusted	$1,519	[a]

Fixed operating expenses for the year ended December 31, 2011 - base year	$1,666	[b]

Project 14 Cost Savings	$147	[b]-[a] = [c]

Cumulative Project 14 Cost Savings to date as % of total $250 million plan	59%	[c] / $250

(1)	We measure the Project 14 cost savings utilizing constant currency rates of $1.35 for the Euro and $1.60 for the Pound Sterling.

We use non-GAAP financial measures of operating performance. Non-GAAP measures do not replace and are not superior to the presentation of our GAAP financial results but are provided to improve overall understanding of our current financial performance and our prospects for the future.

NYSE Euronext

Condensed consolidated statements of financial condition (unaudited)

(in millions)

	Mar. 31, 2013	Dec. 31, 2012
Assets
Current assets:
Cash, cash equivalents, and short term financial investments	$527	$380
Accounts receivable, net	447	405
Deferred income taxes	66	67
Other current assets	133	156

Total current assets	1,173	1,008

Property and equipment, net	906	948
Goodwill	4,011	4,163
Other intangible assets, net	5,548	5,783
Deferred income taxes	73	74
Other assets	567	580

Total assets	$12,278	$12,556

Liabilities and equity
Accounts payable and accrued expenses	$687	$824
Deferred revenue	396	138
Short term debt	478	454

Total current liabilities	1,561	1,416

Long term debt	2,021	2,055
Deferred income taxes	1,403	1,435
Accrued employee benefits	588	602
Deferred revenue	365	378
Other liabilities	25	27

Total liabilities	5,963	5,913

Redeemable noncontrolling interest	357	274

Equity	5,958	6,369

Total liabilities and equity	$12,278	$12,556

NYSE Euronext

Selected Statistical Data:

Volume Summary

	Average Daily Volume					Total Volume
(Unaudited)	1Q13	4Q12	% Δ 1Q13 vs. 4Q12	1Q12	% Δ 1Q13 vs. 1Q12	1Q13	4Q12	% Δ 1Q13 vs. 4Q12	1Q12	% Δ 1Q13 vs. 1Q12

Number of Trading Days - European Cash	62	64		65		62	64		65
Number of Trading Days - European Derivatives	62	64		62		62	65		65
Number of Trading Days - U.S. Markets	60	62		62		60	62		62

European Derivatives Products (contracts in thousands)	4,515	3,534	27.8%	3,332	35.5%	279,936	226,159	23.8%	216,595	29.2%
of which Bclear	883	1,190	–25.8%	673	31.3%	54,749	76,142	–28.1%	43,730	25.2%
Avg. Net Revenue Per Contract (ex. Bclear)	$0.622	$0.673	–7.6%	$0.659	–5.6%	$0.622	$0.673	–7.6%	$0.659	–5.6%
Avg. Net Revenue Per Contract (ex. Bclear) - Currency Neutral	$0.622	$0.650	–4.3%	$0.651	–4.5%	$0.622	$0.650	–4.3%	$0.651	–4.5%

Total Interest Rate Products[1]	2,749	1,562	76.0%	1,774	54.9%	170,433	99,978	70.5%	115,327	47.8%

Short Term Interest Rate Products	2,560	1,406	82.1%	1,622	57.8%	158,710	89,977	76.4%	105,438	50.5%
Medium and Long Term Interest Rate Products	189	156	21.0%	152	24.3%	11,723	10,001	17.2%	9,889	18.5%

Total Equity Products[2]	1,674	1,875	–10.7%	1,477	13.4%	103,802	120,005	–13.5%	95,974	8.2%

Individual Equity Products	1,132	1,430	–20.9%	1,019	11.1%	70,179	91,542	–23.3%	66,242	5.9%
Futures	660	1,049	–37.0%	510	29.4%	40,948	67,140	–39.0%	33,175	23.4%
Options	471	381	23.7%	509	–7.3%	29,231	24,402	19.8%	33,068	–11.6%
Equity Index Products	542	445	21.9%	457	18.6%	33,623	28,463	18.1%	29,732	13.1%

of which Bclear	881	1,190	–25.9%	673	31.0%	54,749	76,142	–28.1%	43,730	25.2%
Individual Equity Products	758	1,106	–31.5%	600	26.4%	47,008	70,803	–33.6%	38,998	20.5%
Futures	649	1,038	–37.4%	502	29.3%	40,267	66,435	–39.4%	32,660	23.3%
Options	109	68	59.3%	98	11.5%	6,742	4,368	54.3%	6,339	6.4%
Equity Index Products	123	83	47.5%	73	69.1%	7,630	5,339	42.9%	4,731	61.3%

Commodity Products	92	97	–4.7%	81	12.9%	5,701	6,176	–7.7%	5,293	7.7%

U.S. Derivatives Products (contracts in thousands)
Avg. Net Revenue Per Contract (ex. Liffe U.S. volumes)	$0.150	$0.144	4.2%	$0.148	1.4%	$0.150	$0.144	4.2%	$0.148	1.4%

Equity Options Contracts[3]	4,231	4,000	5.8%	4,128	2.5%	253,843	248,007	2.4%	255,922	–0.8%
Total Consolidated Options Contracts	14,981	14,318	4.6%	15,879	–5.7%	898,885	887,740	1.3%	984,508	–8.7%

Share of Total Consolidated Options Contracts	28.2%	27.9%		26.0%		28.2%	27.9%		26.0%

NYSE Liffe U.S.

Futures and Futures Options Volume*	58.7	55.2	6.3%	96.3	–39.0%	3,641.1	3,591.0	1.4%	6,161.3	–40.9%

European Cash Products (trades in thousands)	1,378	1,179	16.9%	1,583	–13.0%	85,419	75,457	13.2%	102,927	–17.0%
Avg. Net Revenue Per Transaction	$0.620	$0.583	6.3%	$0.573	8.2%	$0.620	$0.583	6.3%	$0.573	8.2%
Avg. Net Revenue Per Transaction - Currency Neutral	$0.620	$0.593	4.6%	$0.577	7.5%	$0.620	$0.593	4.6%	$0.577	7.5%

Equities	1,326	1,134	16.9%	1,530	–13.3%	82,199	72,560	13.3%	99,439	–17.3%
Exchange - Traded Funds	14	12	14.9%	14	–5.6%	848	762	11.3%	942	–9.9%
Structured Products	33	28	18.4%	34	–5.3%	2,019	1,760	14.7%	2,235	–9.7%
Bonds	6	6	–2.7%	5	19.1%	353	375	–5.7%	311	13.6%

U.S. Cash Products (shares in millions)	1,545	1,551	–0.4%	1,783	–13.3%	92,721	96,158	–3.6%	110,557	–16.1%
Avg. Net Revenue Per 100 Shares Handled	$0.0431	$0.0399	8.0%	$0.0425	1.4%	$0.0431	$0.0399	8.0%	$0.0425	1.4%

NYSE Listed (Tape A) Issues [4]

Handled Volume [5]	1,120	1,115	0.5%	1,275	–12.1%	67,207	69,126	–2.8%	79,023	–15.0%
Matched Volume [6]	1,077	1,069	0.8%	1,202	–10.4%	64,603	66,250	–2.5%	74,532	–13.3%
Total NYSE Listed Consolidated Volume	3,585	3,405	5.3%	3,932	–8.8%	215,111	211,117	1.9%	243,800	–11.8%

Share of Total Consolidated Volume
Handled Volume [5]	31.2%	32.7%		32.4%		31.2%	32.7%		32.4%
Matched Volume [6]	30.0%	31.4%		30.6%		30.0%	31.4%		30.6%

NYSE Arca, MKT and Regional (Tape B) Listed Issues

Handled Volume [5]	224	225	–0.1%	265	–15.4%	13,466	13,928	–3.3%	16,441	–18.1%
Matched Volume [6]	207	208	–0.3%	237	–12.4%	12,435	12,889	–3.5%	14,670	–15.2%
Total NYSE Arca & NYSE MKT Listed Consolidated Volume	994	971	2.4%	1,123	–11.4%	59,667	60,182	–0.9%	69,623	–14.3%

Share of Total NYSE Arca & NYSE MKT Listed Consolidated Volume
Handled Volume [5]	22.6%	23.1%		23.6%		22.6%	23.1%		23.6%
Matched Volume [6]	20.8%	21.4%		21.1%		20.8%	21.4%		21.1%

Nasdaq Listed Issues (Tape C)

Handled Volume [5]	201	211	–5.0%	243	–17.5%	12,048	13,104	–8.1%	15,095	–20.2%
Matched Volume [6]	179	189	–4.9%	206	–13.0%	10,758	11,688	–8.0%	12,776	–15.8%
Total Nasdaq Listed Consolidated Volume	1,822	1,736	5.0%	1,796	1.5%	109,316	107,620	1.6%	111,330	–1.8%

Share of Total Nasdaq Listed Consolidated Volume
Handled Volume [5]	11.0%	12.2%		13.6%		11.0%	12.2%		13.6%
Matched Volume [6]	9.8%	10.9%		11.5%		9.8%	10.9%		11.5%

Exchange-Traded Funds [5,7]

Handled Volume [5]	212	213	–0.3%	248	–14.6%	12,733	13,193	–3.5%	15,407	–17.4%
Matched Volume [6]	196	197	–0.6%	221	–11.4%	11,761	12,229	–3.8%	13,718	–14.3%
Total ETF Consolidated Volume	959	940	2.1%	1,084	–11.5%	57,554	58,263	–1.2%	67,197	–14.4%

Share of Total ETF Consolidated Volume

Handled Volume [5]	22.1%	22.6%		22.9%		22.1%	22.6%		22.9%
Matched Volume [6]	20.4%	21.0%		20.4%		20.4%	21.0%		20.4%

[1]	Data includes currency products.
[2]	Includes trading activities for Bclear, NYSE Liffe’s service for Equity OTC derivatives.
[3]	Includes trading in U.S. equity options contracts, not equity-index options.
[4]	Includes all volume executed in NYSE Euronext’s U.S. crossing sessions.
[5]

Represents the total number of shares of equity securities and ETFs internally matched on the NYSE Euronext’s U.S. exchanges or routed to and executed at an external market center. NYSE Arca routing includes odd-lots.

[6]	Represents the total number of shares of equity securities and ETFs executed on the NYSE Euronext’s U.S. exchanges.
[7]	Data included in previously identified categories.
*	ADVs calculated with the appropriate number of NYSE Liffe U.S. trading days.

Source: NYSE Euronext, Options Clearing Corporation and Consolidated Tape as reported for equity securities.

All trading activity is single-counted, except European cash trading which is double counted to include both buys and sells.

NYSE Euronext

Selected Statistical Data:

Other Operating Statistics

	Three Months Ended
(Unaudited)	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012

NYSE Euronext Listed Issuers

NYSE Listed Issuers

Issuers listed on U.S. Markets[1]	2,928	2,939	2,960
Number of new issuer listings[1]	46	70	106
Capital raised in connection with new listings ($millions)[2]	$8,755	$6,004	$16,422

Euronext Listed Issuers

Issuers listed on Euronext[1]	884	893	926
Number of new issuer listings[3]	10	14	10
Capital raised in connection with new listings ($millions)[2]	$6	$36	$1,461

NYSE Euronext Market Data

NYSE Market Data[4]

Share of Tape A revenues (%)	39.5%	41.6%	40.2%
Share of Tape B revenues (%)	26.6%	26.9%	27.0%
Share of Tape C revenues (%)	13.6%	14.4%	15.6%
Professional subscribers (Tape A)	333,430	337,069	362,617

Euronext Market Data

Number of terminals	205,764	209,686	221,906

NYSE Euronext Operating Expenses

NYSE Euronext employee headcount

NYSE Euronext headcount[5]	3,171	3,079	3,079

NYSE Euronext Financial Statistics

NYSE Euronext foreign exchange rate

Average €/US$ exchange rate	$1.320	$1.298	$1.311
Average £/US$ exchange rate	$1.552	$1.606	$1.571

[1]

Figures for NYSE listed issuers include listed operating companies, special-purpose acquisition companies and closed-end funds listed on the NYSE and NYSE MKT and do not include NYSE Arca or structured products listed on the NYSE. There were 1,360 ETPs exclusively listed on NYSE Arca as of March 31, 2013. There were 407 corporate structured products listed on the NYSE as of March 31, 2013.

Figures for new issuer listings include NYSE new listings (including new operating companies, special-purpose acquisition companies and closed-end funds listing on NYSE) and new ETP listings on NYSE Arca (NYSE MKT is excluded). Figures for Euronext present the operating companies were listed on Euronext and do not include NYSE Alternext, Free Market, closed-end funds, ETFs and structured product (warrants and certificates). As of March 31, 2013, 180 companies were listed on NYSE Alternext, 261 on Free Market and 665 ETPs were listed on NextTrack.

[2]

Euronext figures show capital raised in millions of dollars by operating companies listed on Euronext, NYSE Alternext and Free Market and do not include closed-end funds, ETFs and structured products (warrants and certificates). NYSE figures show capital raised in millions of dollars by operating companies listed on NYSE and NYSE Arca and do not include closed-end funds, ETFs and structured products.

[3]	Euronext figures include operating companies listed on Euronext, NYSE Alternext and Free Market and do not include closed-end funds, ETFs and structured products (warrants and certificates).
[4]

“Tape A” represents NYSE listed securities, “Tape B” represents NYSE Arca and NYSE MKT listed securities, and “Tape C” represents Nasdaq listed securities. Per Regulation NMS, as of April 1, 2007, share of revenues is derived through a formula based on 25% share of trading, 25% share of value traded, and 50% share of quoting, as reported to the consolidated tape. Prior to April 1, 2007, share of revenues for Tape A and B was derived based on number of trades reported to the consolidated tape, and share of revenue for Tape C was derived based on an average of share of trades and share of volume reported to the consolidated tape. The consolidated tape refers to the collection and dissemination of market data that multiple markets make available on a consolidated basis. Share figures exclude transactions reported to the FINRA/NYSE Trade Reporting Facility.

[5]

Headcount as of December 31, 2012 included 99 employees in connection with the June 2012 acquisition of Corpedia. Headcount as of March 31, 2013 included 120 employees from the insourcing of offshore resources as part of the January 2013 creation of NYSE Philippines.

Source: NYSE Euronext, Options Clearing Corporation and Consolidated Tape as reported for equity securities.